PEROT SYSTEMS CORPORATION
1996 NON-EMPLOYEE DIRECTOR STOCK
OPTION/RESTRICTED STOCK INCENTIVE PLAN
PLAN AMENDMENT
     The Perot Systems Corporation 1996 Non-Employee Director Stock Option/Stock Incentive Plan, as amended, (the “Plan”), is hereby amended, effective as of September 20, 2009, as follows:
     1. The first paragraph of Section 7 of the Plan is hereby amended by deleting said paragraph in its entirety and substituting in lieu thereof the following:
If any change is made in the shares of Common Stock of the Company (including, but not limited to, by stock dividend, stock split, or merger or consolidation, but not including the issuance of additional shares for consideration), the Board of Directors will make such adjustments in the number and kind of shares (which may consist of shares of a surviving corporation to a merger) that may thereafter be optioned and sold under the Plan and the number and kind of shares (which may consist of shares of a surviving corporation to a merger) and purchase price per share of the shares subject to outstanding Stock Option Agreements under the Plan as the Board of Directors determines are equitable to preserve the respective rights of the participants in the Plan.
Notwithstanding any provision herein to the contrary, in the event of the Company’s “change in control” (as such term is defined in the Perot Systems Corporation 1991 Stock Option Plan, as amended through March 22, 2006), as determined by the Board of Directors, the Board of Directors may, in its discretion, cancel any outstanding vested stock option granted under this Plan for a cash payment to the participant. In the event a cash payment is provided in exchange for such a cancelled stock option, such cash payment shall be provided to the participant as soon as practicable following the cancellation of such option, but, in any event, no later than the close of the calendar year in which the cancellation occurs or, if later, two and one-half (2 1/2) months after such cancellation.
     2. Paragraph 7(c) of the Plan is hereby amended by adding the following to the end of said Paragraph to read as follows:
Notwithstanding any provision herein to the contrary, in the event of the Company’s “change in control” (as such term is defined in the Perot Systems Corporation 1991 Stock Option Plan, as amended through March 22, 2006), as determined by the Board of Directors, any provisions in a Stock Option Agreement relating to the Company’s rights to (i) cancel any options granted to a participant, (ii) buy back Common Stock of the Company issued to a participant upon a participant’s exercise of an option and/or (iii) require repayment with respect to certain proceeds received from the sale of any Common Stock issued to the participant upon the participant’s exercise of an option, shall be deemed to be cancelled and deleted from such document and shall be of no further force and effect.
     3. Paragraph 9(d) of the Plan is hereby amended by adding the following new sentence to the end of said Paragraph to read as follows:
Notwithstanding any provision herein to the contrary, the Company shall withhold from any cash payment described in the second paragraph of Section 7, the minimum amount required to satisfy its minimum withholding obligations for federal, state, local, or foreign income or other taxes with respect to such payment.
     4. Paragraph 10(c) of the Plan is hereby amended by adding the following to the end of said Paragraph to read as follows:
Notwithstanding any provision herein to the contrary, the Plan shall remain effective until the consummation of the transactions described in that certain agreement and plan of merger dated September 20, 2009, by and between the Company, Dell Inc. and DII Holdings Inc. (the “Merger Agreement”). Upon the consummation of the transactions described in the Merger Agreement (the “Effective Time”), the Plan shall terminate, unless sooner terminated under this Paragraph 10(c) of the Plan (the “Merger Termination”); provided, however, that the Merger Termination shall not occur, in the event the Merger Agreement is terminated prior to the Effective Time.
     5. This Plan Amendment is intended to benefit the holders of outstanding stock options granted under the Plan and shall not be deemed to materially and adversely affect the rights of any participant. Except as modified by this Plan Amendment, all the terms and provisions of the Plan, as previously amended, shall continue in full force and effect.
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     IN WITNESS WHEREOF, Perot Systems Corporation has caused this Plan Amendment to be executed on its behalf by its duly-authorized officer on this 2nd day of November, 2009.

PEROT SYSTEMS CORPORATION
By:	/s/ Thomas D. Williams
Its:	Vice President, General Counsel & Secretary